Exhibit (a)(32)


   TEXAS  UTILITIES  COMPANY
   ENERGY PLAZA [] 1601 BRYAN STREET [] DALLAS, TEXAS 75201 [] (214) 812-4600

                                                                     NEWS
                                                                    RELEASE
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN
                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------



        TEXAS UTILITIES ACCEPTANCES BY CONCERT PARTY HOLDINGS


               DALLAS--(BUSINESS WIRE)--MAY 27, 1998--Texas Utilities Company (NYSE:TXU) announces that, of the 259,292,381 Energy Group PLC (NYSE/LSE:TEG) Shares (including Energy Group Shares represented by Energy Group ADSs) for which valid acceptances had been received by 1:00 p.m. (London time), 8:00 a.m. (New
          York City time) on May 19, 1998, valid acceptances in respect of 97,600 such Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.02% of The Energy Group's issued ordinary share capital, had been received from persons deemed to be acting in concert with Texas Utilities.

               HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN MIDNIGHT (LONDON TIME), 7:00 P.M. (NEW YORK CITY TIME) ON FRIDAY, MAY 29, 1998, THE DEADLINE FOR THE PURPOSES OF CALCULATING THE SCALE DOWN RATIO FOR THE LIMITED SHARE ALTERNATIVE.

               HOLDERS OF ENERGY GROUP SECURITIES ELECTING FOR THE LIMITED SHARE ALTERNATIVE WHO DO NOT TENDER THEIR SECURITIES SO AS TO BE RECEIVED BY MIDNIGHT (LONDON TIME), 7:00 P.M. (NEW YORK CITY
          TIME) ON FRIDAY, MAY 29, 1998 WILL NOT BE A SHAREHOLDER OF RECORD ON JUNE 5, 1998 AND, THEREFORE, WILL NOT BE ENTITLED TO RECEIVE, IN RESPECT OF THEIR NEW TEXAS UTILITIES SHARES, THE DIVIDEND OF $0.55 PER SHARE OF TEXAS UTILITIES COMMON STOCK WHICH IS PAYABLE ON JULY 1, 1998.

               TEXAS UTILITIES WILL SEEK TO DELIST BOTH ENERGY GROUP SHARES AND ENERGY GROUP ADSS AT THE EARLIEST OPPORTUNITY.

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                     - END -







          FOR ADDITIONAL
          INFORMATION CONTACT:          DAVID ANDERSON  OR  TIM HOGAN
                                        214/812-4641        214/812-2756
                                        DANDERSON@TU.COM    THOGAN@TU.COM

          GENERAL NEWS MEDIA CONTACTS:  JIM LAWRENCE        214/812-4073
                                        JOAN HUNTER         214/812-4071